Exhibit 10.20

FIRST AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(Effective as of December 1, 2003)

Establishing the timing for payments under the Prudential Supplemental Retirement Plan for participants commencing pension benefits in 2006; Clarifying the acceleration of payments for the payment of applicable employment taxes

Purpose and Background:

A.	Pursuant to Section 9.01(b) of the Prudential Supplemental Retirement Plan (the “Plan”), the most senior Vice President for Corporate Human Resources of Prudential (as defined below), or the successor to his or her duties relating to Corporate Human Resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (“Prudential”) with respect to certain changes necessary or advisable for purposes of compliance with applicable laws and regulations and other changes that have an insubstantial financial effect on Plan benefits and expenses.

B.	In compliance with Internal Revenue Code section 409A and related guidance thereto, Prudential desires to amend the Plan to include the following provisions:

(1)	For Participants electing to commence pension benefits associated with the Prudential Traditional Retirement Plan in 2006, other than those participants satisfactorily completing the appropriate benefit election forms prior to December 31, 2005, and those participants electing a single sum payment, payment of benefits under the Plan will begin on the later of: (i) January 1, 2007 or (ii) the first day of the month following the six-month anniversary of the Participant’s termination of employment.

(2)	Payments of Plan benefits in 2006 will be accelerated to the extent necessary to satisfy any applicable employment taxes.

Resolution:

1.	Paragraph 1.01 is hereby amended effective February 1, 2006, by adding the phrase “whole or partial” before the word “months”.

2.	Article V of the Plan is hereby amended effective February 1, 2006, by replacing Section 5.05 in its entirety with the following:

5.05 Acceleration of Payments for Employment Taxes

(a)	If an annuity form of benefit is elected or otherwise payable, the Plan shall pay to such Participant as of the date monthly benefits are elected to begin under the Plan the amount necessary to satisfy employment tax withholding liability (e.g., FICA) associated with the benefits payable under the Plan; provided, however, the total payment under this Section 5.05(a) must not exceed the aggregate of such Participant’s employment tax withholding liability at the time monthly benefits are elected to begin under the Plan. No further payments will be due or made during the Accelerated Period. The second actual payment and subsequent payments will be made on the first of the month after the expiration of the Accelerated Period, but no earlier than the First Payment Date (as defined in Section 5.06) if benefits are associated with the Prudential Traditional Retirement Plan.

(b)	If a Participant dies during the Accelerated Period, payments to the surviving spouse or other beneficiary, if any, will begin at the prescribed level (including on any partial month payment) as of the first of the month following the expiration of the Accelerated Period, but no earlier than the First Payment Date (as defined in Section 5.06) if benefits are associated with the Prudential Traditional Retirement Plan.

3.	Article V of the Plan is hereby amended effective January 1, 2006, by adding the following new Section 5.06 to the end thereto:

“5.06 Plan Benefits During 2006.

(a) Timing. Notwithstanding anything herein to the contrary, effective January 1, 2006, if a Participant (other than an Electing Participant (as defined below)) has accrued and is entitled to (under the terms of the Retirement Plan) any benefits described in Articles II or III of the Plan and elects to begin receiving pension benefits under the Prudential Traditional Retirement Plan during 2006, payment of such Participant’s Supplemental Benefits or Special Early Retirement Benefits under the Plan, as applicable, shall commence on the later of (the “First Payment Date”): (1) January 1, 2007 or (2) the first day of the month following the six-month anniversary of the Participant’s Termination of Employment. Such delayed payments shall be aggregated and paid on the First Payment Date. For purposes of this Section 5.06(a), an “Electing Participant” means any Participant that properly files and satisfactorily completes the benefit commencement election forms with the Committee on or prior to December 31, 2005, and any Participant who elects the single sum payment pursuant to Section 5.03.

DATE: December 21, 2005	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

/s/ SHARON C. TAYLOR
Sharon C. Taylor
Senior Vice President of
Corporate Human Resources